                                                                    Exhibit 99.5


Contact:  Raoul J. Witteveen
          (212) 916-3261

                           NEWS FOR IMMEDIATE RELEASE
                           --------------------------

             INTERPOOL, INC. REPORTS 4TH QUARTER INCOME PER SHARE OF
                   $0.35 AS COMPARED WITH $0.25 FOR PRIOR YEAR
                   -------------------------------------------

PRINCETON, NJ, FEBRUARY 17, 1999 -- Interpool, Inc. (NYSE: IPX) reported today that its 1998 fourth quarter net income per share (on a diluted basis) was 35 cents, as compared with income per share before extraordinary loss and premium paid on redemption of preferred stock of 25 cents, for the same period in 1997. Revenues during the fourth quarter of 1998 were $48,863,000, up 15% from $42,503,000 in the fourth quarter of 1997.

Interpool's net income per share was $1.31 (on a diluted basis) for the year ended December 31, 1998, as compared with income per share before extraordinary loss and premium paid on redemption of preferred stock of $1.13, for 1997. Revenues for the year ended December 31, 1998 were $182,316,000, up 13% from $161,425,000 for 1997.

At December 31, 1998, the company's container fleet has grown to approximately 500,000 container TEUs (twenty-foot-equivalent units), with container utilization at 99%, while the chassis fleet has grown to approximately 76,000 units, with chassis utilization at 96%.

Interpool conducts its international container leasing business through its subsidiary Interpool Limited, while the domestic intermodal equipment leasing business is conducted by Interpool, Inc. and its other subsidiaries. During the fourth quarter of 1998, the Interpool Limited international container division's contribution to consolidated net income increased to $10,457,000 from $7,731,000, while the domestic intermodal division's contribution was a loss of $382,000, as compared with a prior year loss of $485,000. Revenues for the fourth quarter of 1998 from the Interpool Limited international container division increased 12% to $24,819,000, while revenues from the domestic intermodal division rose 18% to $24,044,000.

During the year ended December 31, 1998, the Interpool Limited international container division's contribution to consolidated net income increased to $34,606,000 from $29,921,000 in 1997, while the domestic intermodal division's contribution decreased to $3,008,000 from $3,170,000. Revenues for the year ended December 31, 1998 from the Interpool Limited international container division increased 7% to $92,172,000, while revenues from the domestic intermodal division rose 20% to $90,144,000.

Interpool, originally founded in 1968, is one of the world's leading lessors of cargo containers used in international trade and is the second largest lessor of intermodal container chassis in the United States. Interpool leases its containers and chassis to over 200 customers, including nearly all of the world's 20 largest international container shipping lines.

Interpool  4Q98                         2/17/99                           Page 2

         This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company's SEC filings. The company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.




                               ***TABLE FOLLOWS***



















                                       56

                           INTERPOOL, INC.
                   CONSOLIDATED STATEMENT OF INCOME
               (In thousands, except amounts per share)
                             (Unaudited)

                                                                              THREE MONTHS                     YEAR
                                                                                 ENDED                        ENDED
                                                                              DECEMBER 31,                 DECEMBER 31,
                                                                          1998           1997           1998         1997
                                                                          ----           ----           ----         ----
REVENUES                                                                  $48,863        $42,503        $182,316    $161,425

LEASE OPERATING AND ADMINISTRATIVE EXPENSES                                12,891         11,845          45,039      39,832
DEPRECIATION AND AMORTIZATION OF LEASING EQUIPMENT                         11,710          9,456          42,651      35,611
OTHER (INCOME)/EXPENSE, NET                                               (1,453)            281         (1,998)       (492)
                                                                          -------            ---         -------       -----

EARNINGS BEFORE INTEREST AND TAXES                                         25,715         20,921          96,624      86,474
INTEREST EXPENSE, NET                                                      14,590         12,875          53,210      48,883
                                                                           ------         ------          ------      ------

INCOME BEFORE TAXES AND EXTRAORDINARY LOSS                                 11,125          8,046          43,414      37,591
PROVISION FOR INCOME TAXES                                                  1,050            800           5,800       4,500
                                                                            -----            ---           -----       -----

INCOME BEFORE EXTRAORDINARY LOSS                                           10,075          7,246          37,614      33,091

EXTRAORDINARY LOSS ON RETIREMENT OF DEBT, NET OF
   APPLICABLE TAXES OF $1,825                                                 ---            550             ---       5,428
                                                                              ---            ---             ---       -----

NET INCOME                                                                $10,075         $6,696         $37,614     $27,663
                                                                          =======         ======         =======     =======


INCOME PER SHARE BEFORE EXTRAORDINARY LOSS AND
   PREMIUM PAID ON REDEMPTION OF PREFERRED STOCK:
       BASIC                                                                $0.37         $0.26         $1.36          $1.17
       DILUTED                                                              $0.35         $0.25         $1.31          $1.13

EXTRAORDINARY LOSS ON RETIREMENT OF DEBT:
       BASIC                                                                   NA       ($0.02)            NA        ($0.20)
       DILUTED                                                                 NA       ($0.02)            NA        ($0.18)

PREMIUM PAID ON REDEMPTION OF PREFERRED STOCK (1):
       BASIC                                                                   NA            NA            NA        ($0.24)
       DILUTED                                                                 NA            NA            NA        ($0.23)

NET INCOME PER SHARE:
       BASIC                                                                $0.37         $0.24         $1.36          $0.73
       DILUTED                                                              $0.35         $0.23         $1.31          $0.71


WEIGHTED AVERAGE SHARES OUTSTANDING:
        BASIC                                                              27,566        27,552        27,561         27,552
        DILUTED                                                            28,736        28,635        28,615         29,370


(2) Represents a non-recurring charge of $6,716 to retained earnings for the excess of the redemption price of 5 3/4% Cumulative Convertible Preferred Stock over the carrying amount expressed as amount per share.



                                       57